Exhibit 99.1

April 28, 2017

Earnings Report – March 31, 2017

Dear Shareholders:

We are pleased to announce a strong first quarter for your company.  Year-to-date net income was $3.1 million for the three months ending March 31, 2017 compared to $1.8 million for the same period ending March 31, 2016, reflecting an increase of 70.8%.  Year-to-date diluted earnings per share was $1.06 for the period ending March 31, 2017 compared to $0.61 for the same period last year, an increase of 73.8%.

The increase in year-to-date net income of $1.3 million from prior year was largely driven by a one-time gain for the sale of a branch building located in Winchester, Kentucky, to a non-banking real estate investor.  The sale was solely for the building and not for the loans or deposits associated with the branch. Simultaneous to the sale transaction, we entered into a one-year lease with the non-banking real estate investor to allow time for the construction of a smaller, more efficient branch in Winchester.  The sale of the building resulted in a pre-tax gain of approximately $1.2 million.  Absent the sale of the building, net income would have increased approximately $500 thousand, or 27% compared to the same period last year.

Other changes impacting the increase in net income include a $194 thousand increase in net interest income after provision expense due to the increase in interest-earning assets, a $251 thousand increase in gains on sale of loans due to higher volume, and a $95 thousand decrease in legal and professional expense due to one-time consulting costs incurred in 2016.

Total assets were $1.05 billion as of March 31, 2017 compared to $990.8 million as of March 31, 2016, reflecting growth of 5.9%.  The change in assets reflected a $31.5 million increase in securities, a $21.1 million increase in net loans, and a $58.4 million increase in total deposits.  The increase in balances reflects our efforts for expanded relationships and deeper market penetration.

We are pleased with the first quarter of 2017 and look forward to what we believe will be a busy and productive year.  We will continue to focus on profitable growth, expanding the suite and efficiency of our product and service offerings, and continue to evaluate our franchise footprint for opportunities to expand.  We do this as a means of pursuing ongoing success in what continues to be an environment of heightened competition and enhanced supervisory oversight.  As always, we will concentrate on what is in the long term best interest of our shareholders, customers, and employees.  Thank you for your continued support.

/s/Louis Prichard
Louis Prichard
President, CEO

UNAUDITED

CONSOLIDATED BALANCE SHEET

(in thousands)

			Percentage
	3/31/2017	3/31/2016	Change

Assets
Cash & Due From Banks	$36,135	$25,387	42.3%
Interest Bearing Time Deposits	4,659	4,629	0.6
Securities	301,927	270,393	11.7
Trading Assets	5,644	5,612	0.6
Loans Held for Sale	1,189	1,634	(27.2)
Loans	657,565	635,783	3.4
Reserve for Loan Losses	7,876	7,147	10.2
Net Loans	649,689	628,636	3.3
Federal Funds Sold	1,113	1,667	(33.2)
Other Assets	49,412	52,876	(6.6)
Total Assets	$1,049,768	$990,834	5.9%

Liabilities & Stockholders' Equity
Deposits
Demand	$218,379	$208,715	4.6%
Savings & Interest Checking	395,596	347,624	13.8
Certificates of Deposit	210,370	209,603	0.4
Total Deposits	824,345	765,942	7.6
Repurchase Agreements	21,811	26,296	(17.1)
Other Borrowed Funds	101,812	98,243	3.6
Other Liabilities	5,976	7,460	(19.9)
Total Liabilities	953,944	897,941	6.2
Stockholders' Equity	95,824	92,893	3.2
Total Liabilities & Stockholders' Equity	$1,049,768	$990,834	5.9%

CONSOLIDATED INCOME STATEMENT

(in thousands)

	Three Months Ending
			Percentage
	3/31/2017	3/31/2016	Change
Interest Income	$9,376	$9,098	3.1%
Interest Expense	1,198	1,089	10.0
Net Interest Income	8,178	8,009	2.1
Loan Loss Provision	350	375	(6.7)
Net Interest Income After Provision	7,828	7,634	2.5
Other Income	4,350	2,747	58.4
Other Expenses	8,186	8,328	(1.7)
Income Before Taxes	3,992	2,053	94.4
Income Taxes	855	216	295.8
Net Income	$3,137	$1,837	70.8%
Net Change in Unrealized Gain (Loss) on Securities	736	2,387	(69.2)
Comprehensive Income (Loss)	$3,873	$4,224	(8.3)%

Selected Ratios
Return on Average Assets	1.20%	0.74%
Return on Average Equity	13.34	8.07

Earnings Per Share	$1.06	$0.61
Earnings Per Share - assuming dilution	1.06	0.61
Cash Dividends Per Share	0.29	0.27
Book Value Per Share	32.23	31.01

Market Price	High	Low	Close
First Quarter '17	$37.04	$32.50	$37.04
Fourth Quarter '16	$32.65	$30.01	$32.50